Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11 and related Prospectus of MHI Hospitality Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2010, with respect to the consolidated financial statements and schedules of MHI Hospitality Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/    Witt Mares, PLC

Norfolk, Virginia

June 14, 2010